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                        SUBSIDIARIES OF MEEMIC HOLDINGS, INC.

One the Effective Date of the Demutualization (as those terms are defined in the Prospectus), the following companies will be subsidiaries of MEEMIC Holdings,
Inc.:


1.   MEEMIC Insurance Company
     MEEMIC Insurance Company will be a a Michigan stock insurance company

2. MEEMIC Insurance Services Corporation, a wholly owned subsidiary of MEEMIC Insurance Company
     MEEMIC Insurance Services Corporation is a Michigan business corporation d/b/a MEIA Insurance Agency d/b/a Michigan Educators Insurance Agency d/b/a Michigan Educators Life Insurance Agency